Patrick Industries, Inc. Reports Second Quarter and
Six Months 2017 Financial Results

ELKHART, IN - July 27, 2017 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”), marine and industrial markets, today reported its financial results for the second quarter and six months ended June 25, 2017.
Second Quarter 2017 Financial Results
Net sales for the second quarter of 2017 increased $92.0 million or 29%, to $407.2 million from $315.2 million in the same quarter of 2016. The increase was attributable to industry growth, acquisitions, geographic expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 69% of second quarter 2017 sales, increased 23%. According to industry sources, RV industry wholesale unit shipments increased approximately 15% in the second quarter of 2017 compared to the prior year. Revenues from the MH industry, which represented 13% of second quarter 2017 sales, increased 30% compared to the prior year period. The Company estimates that wholesale unit shipments in the MH industry rose approximately 11% from the second quarter of 2016. Revenues from the industrial market, which is tied primarily to residential housing and non-residential construction spending, increased 18%. The industrial market, which accounted for 11% of the Company’s second quarter 2017 sales, saw new housing starts increase approximately 1% in the quarter. The Company has continued to expand its presence in the adjacent marine market through strategic acquisitions, particularly over the last two years. Sales from the marine industry, which were previously included with the Company's revenues from the RV industry, represented 7% of the Company's second quarter 2017 sales.
For the second quarter of 2017, Patrick reported operating income of $33.7 million, an increase of 20% or $5.7 million, from the $28.0 million reported in the second quarter of 2016. Net income in the second quarter of 2017 increased 25% to $21.3 million from $17.0 million in the second quarter of 2016, and net income per diluted share increased 15% to $1.28 from $1.11.
The Company's adoption of the new accounting standard for employee share-based payments in the fourth quarter of 2016 required a retroactive adjustment to the income tax provision previously reported for the second quarter of 2016. As a result of this adjustment, the Company's second quarter 2016 net income and net income per diluted share were increased by $0.3 million and $0.01, respectively. In addition, adoption of this standard increased the Company's second quarter 2017 net income and net income per diluted share by $0.9 million and $0.05, respectively. Second quarter 2017 net income per diluted share also reflects the increase in weighted average shares outstanding from the common stock offering completed in March 2017.
Todd Cleveland, Chief Executive Officer, said, "We are pleased with our overall operating and financial results in the second quarter. Our performance reflects the continued successful execution of our strategic growth plans, coupled with the continued positive momentum in the industries we serve. Our innovative solutions, design capabilities, expansion efforts, and the acquisition of Leisure Product Enterprises in April 2017 have afforded us the opportunity to continue to increase our product offerings in all of our primary markets, and to further expand our presence as a key component supplier to the marine industry."

"Our results are consistent with the continued strong demand in all of our markets," stated Andy Nemeth, President. "RV retail unit shipments through the first five months of 2017 experienced double-digit growth with the continued trend toward more modest travel trailers and motorhomes, as these categories are continuing to lead both retail and wholesale unit growth. In addition, wholesale unit shipment growth in the MH industry is outpacing new housing starts growth, and the marine powerboat retail market is experiencing gains over the prior year with unit sales up an estimated 3% in the first six months of 2017, indicating continued positive momentum in the overall leisure lifestyle."

Six Months 2017 Financial Results
Net sales for the first six months of 2017 increased $158.8 million or 27%, to $752.6 million from $593.8 million in the same period of 2016. For the first six months of 2017, the Company's revenues from the RV industry, which represented 70% of its six months 2017 sales, increased 20%. According to industry sources, RV industry wholesale unit shipments increased approximately 13% in the first six months of 2017 compared to the prior year. Additionally, revenues from the MH industry, which represented 13% of the Company's six months 2017 sales, rose 32% compared to the prior year as wholesale unit shipments in this industry, as estimated by the Company, increased approximately 17%. Revenues from the industrial market increased 25% and benefited primarily from acquisitions and from market share gains, particularly related to the residential housing market. The industrial market, which accounted for 12% of the Company's six months 2017 sales, saw new housing starts increase by approximately 4% for the first six months of 2017 compared to the prior year. The Company's sales from the marine industry represented 5% of its six months 2017 sales.
The Company's RV content per unit (on a trailing twelve-month basis excluding revenues from the marine market which were previously included with RV revenues) for the second quarter of 2017 increased approximately 9% to $2,103 from $1,930 for the second quarter of 2016. The MH content per unit (on a trailing twelve-month basis) for the second quarter of 2017 increased approximately 16% to an estimated $2,115 from $1,827 for the second quarter of 2016.
For the first six months of 2017, Patrick reported operating income of $57.6 million, an increase of $9.0 million or 19%, from the $48.6 million reported in the first six months of 2016. Net income in the first six months of 2017 increased 29% to $38.7 million from $29.9 million in the first six months of 2016, while net income per diluted share increased 22% to $2.40 from $1.97.
The Company's six months 2016 net income and net income per diluted share were retroactively increased by $1.2 million and $0.07, respectively, from the amounts previously reported, as a result of the adoption of the employee share-based payment accounting standard. For the comparable 2017 period, net income and net income per diluted share were increased by $4.6 million and $0.27, respectively. Six months 2017 net income per diluted share also reflects the increase in weighted average shares outstanding from the previously mentioned common stock offering.
The Company invested approximately $92.4 million, in the aggregate, for acquisitions and capital expenditures in the first six months of 2017. Total debt, net of cash on hand, decreased $17.5 million to $248.6 million at June 25, 2017, from $266.1 million at December 31, 2016, reflecting the net proceeds of approximately $93.6 million from the Company's common stock offering in March of 2017, cash flows from operations, and the investments in acquisitions and capital expenditures.
Patrick’s total assets increased $154.3 million to $689.3 million at June 25, 2017, from $535.0 million at December 31, 2016, primarily reflecting the addition of acquisition-related assets, seasonality, and overall growth.
"We are pleased with our first half 2017 financial and operating performance," Mr. Nemeth further stated. "We will continue to make investments in our workforce and in capacity initiatives consistent with our capital allocation strategy in order to both add scale in alignment with our customers' demand patterns and to grow our businesses and brands as we continue to strive to meet and exceed our customers' expectations. In addition, we look forward to strengthening our position and increasing our product offerings for our customers as we further expand our presence into the marine and other primary markets, and our expansion initiatives are taking hold and delivering results in line with our strategic plan.”
"As we look ahead to the second half of 2017, and the expected continued growth in all four of our primary end markets, we are focused on continuing to drive strong growth on both the top and bottom line, make strategic acquisitions in our existing businesses and similar markets, reinvest in our business through capital expenditures and workforce planning, and maximize efficiencies to support our long-term strategic growth initiatives," Mr. Cleveland stated. "The capital capacity and flexibility provided by our recent equity offering and credit facility expansion provide us with a strong financial foundation and, when combined with the exceptional commitment and dedication of our 6,000+ team members, position us to focus on the execution of our strategic plan and to further drive shareholder value."

Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its second quarter 2017 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 27, 2017 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 19 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile moldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, thermoformed shower surrounds, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016

NET SALES	$407,145	$315,163	$752,572	$593,800
Cost of goods sold	335,645	259,879	623,523	493,164
GROSS PROFIT	71,500	55,284	129,049	100,636

Operating Expenses:
Warehouse and delivery	11,083	9,285	21,426	16,984
Selling, general and administrative	21,893	14,767	40,999	29,038
Amortization of intangible assets	4,817	3,225	9,002	5,993
Total operating expenses	37,793	27,277	71,427	52,015

OPERATING INCOME	33,707	28,007	57,622	48,621
Interest expense, net	2,010	1,632	4,024	3,281
Income before income taxes	31,697	26,375	53,598	45,340
Income taxes	10,437	9,406	14,871	15,396
NET INCOME	$21,260	$16,969	$38,727	$29,944

BASIC NET INCOME PER COMMON SHARE	$1.30	$1.13	$2.45	$2.00
DILUTED NET INCOME PER COMMON SHARE	$1.28	$1.11	$2.40	$1.97

Weighted average shares outstanding - Basic	16,400	15,008	15,839	14,978
Weighted average shares outstanding - Diluted	16,660	15,231	16,123	15,212

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Jun. 25, 2017	Dec. 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$11,606	$6,449
Trade receivables, net	99,337	38,455
Inventories	133,781	120,019
Prepaid expenses and other	6,468	7,846
Total current assets	251,192	172,769
Property, plant and equipment, net	94,830	85,483
Goodwill and other intangible assets, net	340,363	274,432
Deferred financing costs, net	2,440	1,728
Other non-current assets	506	538
TOTAL ASSETS	$689,331	$534,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$15,766
Accounts payable	66,525	46,752
Accrued liabilities	26,882	23,575
Total current liabilities	109,173	86,093
Long-term debt, less current maturities, net	244,409	256,811
Deferred tax liabilities, net	13,933	4,988
Deferred compensation and other	1,595	1,610
TOTAL LIABILITIES	369,110	349,502

SHAREHOLDERS’ EQUITY
Common stock	159,762	63,716
Additional paid-in-capital	8,243	8,243
Accumulated other comprehensive income	27	27
Retained earnings	152,189	113,462
TOTAL SHAREHOLDERS’ EQUITY	320,221	185,448
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$689,331	$534,950

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